Exhibit 99.1

Tel-Instrument Electronics Corp. Reports Financial Results

For Second Quarter FY 2025

East Rutherford, NJ – November 14, 2024 – Tel-Instrument Electronics Corp. (“Tel-Instrument,” “TIC,” or the “Company”) (OTCQB: TIKK), a leading designer and manufacturer of avionics test and measurement solutions, today reported a net loss of $815K ($0.28) per basic and per diluted share, on revenues of $1.8 million for the second quarter of 2025 fiscal year, ended September 30, 2024.

Notes On Second Quarter:

●	Revenues for the second quarter were $1.8 million, as compared to $1.6 million in the year-ago quarter.
●	Six-month revenues of $4.6 million versus $4.4 million in the year-ago period.
●	The gross margin percentage decreased to 12% versus 23% the year-ago period due to parts issues for CRAFT, legacy and SDR-OMNI product lines.
●	Operating expenses increased by $368K or 44% versus the year ago level as a result of sales headcount additions and no current non-recurring engineering expenditure projects (“NRE”).
●	Net loss was $815K or $(0.28) per share, compared to net loss of $435K or $(0.16) per share in the year-ago quarter.
●	Bookings backlog increased to $7.9 million at the end of the second quarter.
o	Receipt of substantial SDR-OMNI follow-on orders from Airbus. Receipt of Boeing authorization for SDR-OMNI inclusion in its approved supplier listing.
o	Receipt of $1.55 million MADL order in October for the F-35 program.
o	Receipt of initial SDR-OMNI/MIL orders from the U.S. DOD.

Mr. Jeffrey O’Hara, Tel-Instrument’s President and CEO commented, “The second quarter was again impacted by late deliveries of key components for all of our major product lines. The abnormally low margins in the second quarter were a combination of low shipments causing large negative manufacturing margins plus CRAFT ECP engineering expenses running over budgeted levels. The good news is our current sales backlog is over $9 million, and we are negotiating a substantial increase in the CRAFT ECP production contract as well as a multi-year IDIQ with Northrup Grumman for the CRAFT and MADL product lines. We are now in receipt of all required parts for our major product lines and the third and fourth quarters should show a marked improvement in both revenues, profitability, and cash position. The $1.55 million MADL contract will commence full-rate production in the fourth quarter of this fiscal year. The CRAFT ECP is currently in Navy platform and AIMS testing and we are requesting a limited rate initial production (“LRIP”) contract starting in the fourth quarter of this fiscal year. Once full rate production commences, this is expected to increase revenues by around $5 million per year.

We are making a significant investment in our SDR-OMNI marketing program with the hiring of two dedicated sales professionals. This marketing effort has been hampered by parts availability issues caused by delays associated with insourcing PCB production to the United States to comply with DOD requirements. We are still making solid headway in both the commercial and military markets. We will be shipping the initial Airbus units this month as well as SDR-OMNI/MIL units to both domestic and overseas customers. The SDR-OMNI/MIL is the only multi-purpose avionic test set in the market that meets Class 1 military environmental specifications. While DOD procurement for new test sets is normally an extended process, the SDR-OMNI/MIL has the potential to generate millions of dollars of annual revenues as it has been designed to replace thousands of obsolete test sets currently in use by the U.S. military and our NATO allies.”

About Tel-Instrument Electronics Corp.

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are:  changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances.  A number of these factors are discussed in the Company’s previous filings with the U.S. Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release. The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 (the “Act”) protects companies from liability for their forward-looking statements if they comply with the requirements of the Act.

Contact:	Pauline Romeo
Tel-Instrument Electronics Corp.
(201) 933-1600 (Ext 309)

TEL-INSTRUMENT ELECTRONICS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2024	March 31, 2024
	(unaudited)
ASSETS

Current assets:
Cash	$242,366	$132,013
Accounts receivable, net	813,801	1,110,548
Inventories, net	4,989,908	5,411,644
Prepaid expenses and other current assets	205,649	214,161
Total current assets	6,251,724	6,868,366

Equipment and leasehold improvements, net	55,330	73,195
Operating lease right-of-use assets	1,220,431	1,324,463
Deferred tax asset, net	2,655,964	2,450,657
Other long-term assets	35,109	35,109
Total assets	$10,218,558	$10,751,790

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,009,392	$1,276,935
Accrued expenses ‐vacation pay, payroll and payroll withholdings	280,159	248,713
Deferred revenues - current portion	231,808	72,803
Operating lease liabilities – current portion	206,061	210,111
Accrued expenses - other	174,350	120,027
Line of credit	965,000	690,000
Promissory notes – related parties	120,500	-
Total current liabilities	2,987,270	2,618,589

Operating lease liabilities – long-term	1,014,370	1,114,352
Other long term liabilities	41,546	45,501
Deferred revenues – long-term	90,205	119,721

Total liabilities	4,133,391	3,898,163

Commitments and contingencies

Stockholders’ equity:
Preferred stock, 1,000,000 shares authorized, par value $0.10 per share
Preferred stock, 500,000 shares 8% Cumulative Series A Convertible Preferred authorized, issued and outstanding, respectively par value $0.10 per share	4,235,998	4,115,998
Preferred stock, 320,000 shares 8% Cumulative Series B Convertible Preferred authorized, 233,334 and 233,334 issued and outstanding, par value $0.10 per share	1,760,701	1,704,701
Preferred stock, 166,667 shares 8% Cumulative Series C Convertible Preferred authorized; 53,500 and 53,500 issued, and outstanding, par value $0.10 per share	348,055	335,215
Common stock, 7,000,000 shares authorized, par value $0.10 per share, 3,255,887 and 3,255,887 shares issued and outstanding, respectively	325,586	325,586
Additional paid-in capital	6,194,131	6,379,085
Accumulated deficit	(6,779,304)	(6,006,958)
Total stockholders’ equity	6,085,167	6,853,627
Total liabilities and stockholders’ equity	$10,218,558	$10,751,790

TEL-INSTRUMENT ELECTRONICS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023

Net sales	$1,777,342	$1,565,094	$4,619,518	$4,432,024
Cost of sales	1,570,402	1,205,610	3,666,676	2,777,990

Gross margin	206,940	359,484	952,842	1,654,034

Operating expenses:
Selling, general and administrative	550,468	521,070	1,092,808	1,105,928
Engineering, research, and development	656,086	317,715	787,724	607,155
Total operating expenses	1,206,554	838,785	1,880,532	1,713,083

Loss from operations	(999,614)	(479,301)	(927,690)	(59,049)

Other income (expense):
Interest income	-	12,320	11	51,609
Interest expense – judgement	-	(128,290)	-	(198,535)
Interest expense – other	(31,517)	(13,133)	(49,974)	(26,587)
Total other net (expense) income	(31,517)	(129,103)	(49,963)	(173,513)

Loss before income taxes	(1,031,131)	(608,404)	(977,653)	(232,562)

Income tax benefit	(216,537)	(173,251)	(205,307)	(92,701)

Net loss	(814,594)	(435,153)	(772,346)	(139,861)

Preferred dividends	(94,420)	(82,708)	(188,840)	(162,708)

Net loss attributable to common shareholders	$(909,014)	$(517,861)	$(961,186)	$(302,569)

Basic and Diluted net loss per common share	$(0.28)	$(0.16)	$(0.30)	$(0.09)

Weighted average shares outstanding:
Basic and Diluted	3,255,887	3,255,887	3,255,887	3,255,887